Exhibit 99.1

Virgin Media strengthens board with new director appointment

Former Verizon CFO, Doreen Toben, to join Virgin Media as non-executive

Virgin Media (NASDAQ: VMED; LSE: VMED) has today appointed Doreen A. Toben as an independent non-executive director.  She joins Virgin Media’s board this month and will become a member of the company’s audit committee.

Ms Toben retired from 30 years’ employment within the US telecommunications industry in 2009, stepping down from her position as Chief Financial Officer and Executive Vice President of Verizon Communications Inc.  Since 2002 she had also been a director of Verizon Wireless, the largest mobile telecommunications company in the US, co-owned by Verizon and Vodafone.

She currently serves as a director on the boards of NASDAQ-listed The New York Times Co., owner of The New York Times, International Herald Tribune and The Boston Globe newspapers, as well as fashion company Liz Claiborne Inc.

Ms Toben began her career at AT&T before joining Bell Atlantic.  During her time there, she worked in a number of roles, becoming vice president and then CFO with responsibility for finance and strategic planning, prior to its merger with GTE to form Verizon in 2000.

She has been regularly cited in Fortune Magazine’s “50 Most Powerful Women in Business”, an annual list featuring the most influential women in corporate America.

Jim Mooney, Chairman of Virgin Media, commented: “Doreen is a highly respected executive within the communications industry and her extensive expertise will add significant value to our board.  As Virgin Media continues to exploit its superior network advantage and accelerates the development of its digital entertainment offering, Doreen’s wealth of financial and strategic planning experience will benefit the business greatly.”

Ms Toben was on the National Advisory Board of JP Morgan Chase between 2003 and 2008. In addition to her corporate work, Doreen has a number of cultural and charitable interests including The Lincoln Centre for Performing Arts and New York’s Citymeals-on-Wheels programme.

Media Contacts:
Gareth Mead:	+44 (0) 207 299 5703 / gareth.mead@virginmedia.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk
Investor Relations Contacts:
Sam Horrocks	+44 (0) 20 7299 5353 / sam.horrocks@virginmedia.co.uk

About Virgin Media

With almost 10 million customers, Virgin Media is the UK’s first quad-play provider of broadband, TV, phone and mobile.

The company is one of the largest residential broadband providers in the UK, using a unique fibre optic cable network to deliver next generation ultrafast internet access of up to 50Mb to just over half of all homes. Combined with a high speed ADSL service and mobile broadband products, Virgin Media is able to offer broadband internet access to virtually the entire country.

Virgin Media has the UK’s most advanced TV on demand service and was the first TV platform to carry BBC iPlayer. It is the second largest provider of pay TV, was the first to launch a high definition TV service and offers a high-specification, HD-ready V+ personal video recorder.

The company operates the most popular virtual mobile network in the UK which, when launched, was the world’s first such mobile phone service. It is also one of the largest fixed-line home phone providers in the country.

Virgin Media is also a 50 per cent joint partner with BBC Worldwide in UKTV, which consists of ten channels including Dave, G.O.L.D., Watch and Alibi.

Virgin Media Inc. is listed on the NASDAQ Stock Market and the London Stock Exchange (VMED).